Exhibit 99.1

FOR IMMEDIATE RELEASE


           Media Contact:                  Investor Contact:
           Lori M. Milovich                David W. Carlson
           Director, Public &              Executive Vice President &
           Investor Relations              Chief Financial Officer
           GameStop Corp.                  GameStop Corp.
           (817) 424-2130                  (817) 424-2130



              GameStop Corp. Announces Acquisition of $112 Million
                     of GameStop Shares from Barnes & Noble


                 Barnes & Noble to Spin-Off Its Entire Remaining
                             Stake in GameStop Corp.


Grapevine, TX (October 4, 2004) -- GameStop Corp. (NYSE: GME), the nation's largest video game and entertainment software specialty retailer, today announced that it has purchased 6,107,338 shares of its Class B Common Stock, held by Barnes & Noble, Inc., for $111.5 million. The purchase was made at $18.26 per share, a 3.5% discount to the last reported trade of GameStop's Class A Common Stock on the New York Stock Exchange prior to the time of the transaction. The transaction was approved by GameStop's independent directors and funded with excess cash of $37.5 million and a promissory note in the principal amount of $74.0 million. The note is payable in installments over three years and bears interest at 5.5% per annum.

Barnes & Noble has also announced that it intends to distribute to its shareholders its remaining 29.9 million GameStop Class B shares in a dividend intended to qualify as tax-free, and has set the close of regular trading on November 2, 2004 as the record date for the distribution, which will occur on November 12, 2004. Following the share repurchase and the distribution, GameStop will have approximately 20.3 million Class A shares and 29.9 million Class B shares outstanding. The Class B shares will retain their super voting power of 10 votes per share and will be separately listed on the New York Stock Exchange under the symbol GME.B.

GameStop Corp.                                                           Page 2
October 4, 2004


"We have always valued our relationship and the support given to us by Barnes & Noble over the years, but we believe these transactions will provide for more investors to be attracted to GameStop's rapidly growing business and the momentum and success we have achieved in a growing entertainment segment," said
R. Richard Fontaine, Chairman & Chief Executive Officer.

Citigroup Global Markets Inc. is acting as financial advisor to GameStop on the share repurchase and the distribution.


Guidance Update
---------------
Based solely on the affects of this series of transactions, we are modifying our third quarter and full year 2004 earnings guidance.

Earnings for the third quarter are now expected to range from $0.18 to $0.19 per diluted share, after an estimated one-time charge of $2.8 million, or $1.7 million net of taxes, related to professional fees associated with this series of transactions. Excluding this one-time charge, earnings for the third quarter are expected to range from $0.21 to $0.22 per diluted share, as compared to our previously released guidance of $0.20 to $0.21 per diluted share.

Full year 2004 earnings are now expected to range from $1.18 to $1.22 per diluted share. Excluding one-time charges of approximately $5.6 million, or $3.4 million net of taxes, related to this series of transactions and the California class action lawsuit accrued in the first quarter of 2004, earnings are expected to range from $1.24 to $1.28 per diluted share, as compared to our previously released guidance of $1.20 to $1.24 per diluted share.


About GameStop Corp.
--------------------
Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME) is the nation's largest video game and entertainment software specialty retailer, based on the number of U.S. stores and U.S. revenues. The company operates 1,676 retail stores throughout 49 states, the District of Columbia, Puerto Rico and Ireland, primarily under the GameStop(R) brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer(R) magazine, a leading video and computer game publication.

GameStop Corp.                                                           Page 3
October 4, 2004


GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft, and is also the industry's largest reseller of used video games. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

General information on GameStop Corp. can be obtained via the Internet by visiting the company's corporate Website:
http://www.gamestop.com/investor-relations/


SAFE HARBOR
This press release contains "forward-looking statements." GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, seasonality, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, possible disruptions or delays in successfully transferring the company's headquarters and distribution center to a new facility during 2004 and 2005, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. In addition, the video game industry has historically been cyclical in nature and dependent upon the introduction of new generation systems and related interactive software. Please refer to the company's reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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